Exhibit 99

               Bull Run Corporation Announces Fiscal Year Results

 Non-Cash Intangibles Impairment and Deferred Tax Charges Contribute to Net Loss


    ATLANTA, Dec. 1 /PRNewswire-FirstCall/ -- Bull Run Corporation
(Nasdaq: BULL) today announced that a non-cash intangibles impairment charge and deferred tax charge taken in its fiscal year ended August 31, 2003 contributed to a $38.0 million net loss for the year. The impairment charge of $30.5 million was taken by Bull Run in order to reduce goodwill and other acquisition intangible assets on the Company's balance sheet to their estimated value. The deferred tax charge of $5.2 million was taken in order to fully reserve the net carrying amount of deferred tax assets on the Company's balance sheet. Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides affinity, multimedia, promotional and event management services to universities, athletic conferences, corporations and associations.

    Bull Run reported an operating loss of $28.9 million for the fiscal year ended August 31, 2003 due to the non-cash intangibles impairment charge.
These results also included nonrecurring consulting income of $5.7 million. The operating loss for the fiscal year ended June 30, 2002 of $16.1 million included an intangibles impairment charge of $6.6 million in that period. In 2002, Bull Run changed its fiscal year from June 30 to August 31. The income tax benefit, net loss and per share amounts for the fiscal year ended June 30, 2002 were restated to adjust for errors in the accounting for deferred taxes. The restatement had no effect on cash or cash flows.

    During the fiscal year ended August 31, 2003, Bull Run sold all of its significant equity investment assets, generating proceeds of over $46 million, of which, $38 million was used to reduce the Company's long-term debt. The net gain on the sale of these assets, less investment valuation allowances and income taxes, was $5.5 million.

    Excluding the intangibles impairment charges, the results from the operations of Host Communications improved by approximately $4.7 million for the fiscal year ended August 31, 2003, as compared to the fiscal year ended June 30, 2002. The improvement in Host's operating results was achieved through the restructuring and elimination of certain contractual obligations and relationships, as well as other cost reduction initiatives taken during the prior fiscal year.

    Total revenue was $83.8 million for the fiscal year ended August 31, 2003, compared to $113.1 million for the fiscal year ended June 30, 2002. Total revenue declined in the most recent fiscal year primarily as a result of the restructure and elimination of certain contracts, which produced unfavorable operating results in the prior fiscal year.


    Forward-Looking Statements

    Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.


    Summarized financial results for the three months and fiscal year ended August 31, 2003, and three months and fiscal year ended June 30, 2002 follow:



                                   BULL RUN CORPORATION
                            Comparative Results of Operations
                         (in thousands, except per share amounts)

                                        August 31, 2003      June 30, 2002
                                        Three     Fiscal    Three     Fiscal
                                        Months     Year     Months     Year
                                        Ended     Ended     Ended     Ended
                                                          (restated)(restated)
            Revenue from services
             rendered                   $16,955   $83,844   $21,851  $113,072
            Operating costs and
             expenses:
              Direct operating costs
               for services rendered     12,351    55,069    18,301    88,531
              Selling, general and
               administrative             6,429    25,878     8,369    32,773
              Amortization and
               impairment of
               acquisition
               intangibles               30,844    31,756     6,892     7,824
                                         49,624   112,703    33,562   129,128
                Loss from operations    (32,669)  (28,859)  (11,711)  (16,056)
            Equity in earnings
             (losses) of affiliates         (51)     (204)     (697)   (2,912)
            Net change in value of
             certain derivatives            673    (1,035)      593    (3,345)
            Loss on issuance of shares
             by affiliate                          (2,339)
            Gain (loss) on investment
             dispositions and investment
             valuation adjustments       14,588    11,961    (2,572)      242
            Debt issue cost
             amortization                  (628)   (2,367)     (672)   (2,830)
            Interest and other, net      (2,037)   (8,226)   (2,320)   (9,212)
                Loss from continuing
                 operations before
                 income taxes and
                 cumulative effect      (20,124)  (31,069)  (17,379)  (34,113)
            Income tax benefit
             (provision)                 (5,222)   (5,222)   (3,494)    2,175
                Loss from continuing
                 operations before
                 cumulative effect, net
                 of tax                 (25,346)  (36,291)  (20,873)  (31,938)
            Cumulative effect of
             accounting change                                         (2,620)
                Loss from continuing
                 operations             (25,346)  (36,291)  (20,873)  (34,558)
            Loss on disposal of
             discontinued operations     (1,695)   (1,695)
               Net loss                 (27,041)  (37,986)  (20,873)  (34,558)
            Preferred dividends            (321)   (1,149)     (122)     (396)
               Net loss available to
                common stockholders    $(27,362) $(39,135) $(20,995) $(34,954)

            Loss per share available
             to common stockholders,
             basic and diluted:
                Loss before cumulative
                 effect adjustment       $(6.22)   $(9.39)   $(5.63)   $(8.86)
                Cumulative effect of
                 accounting change                                      (0.72)
                Loss from discontinued
                 operations               (0.41)    (0.43)
              Net loss available to
               common stockholders       $(6.63)   $(9.82)   $(5.63)   $(9.58)
            Weighted average number of
             shares outstanding, basic
             and diluted                  4,129     3,987     3,729     3,649


SOURCE  Bull Run Corporation
    -0-                             12/01/2003
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-704-602-3107, both of Bull Run Corporation; or, Gordon D. Whitener, Chief Executive Officer of Host Communications, Inc., +1-859-226-4356/
    /Company News On-Call: http://www.prnewswire.com/comp/232438.html/ /Web site: http://www.bullruncorp.com /
    (BULL)

CO:  Bull Run Corporation
ST:  Georgia
IN:  SPT ENT
SU:  ERN